Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 05-36

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI ANNOUNCES 50% INCREASE IN DRILLING BACKLOG

Seismic Drilling Backlog Tops $40 Million

Increased Transition Zone Activity Seen for 2006

CARENCRO, LA – DECEMBER 21, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today its seismic drilling backlog has increased recently by 50% to a level now in excess of $40 million. Additionally, the Company said it is seeing an apparent increase in the amount of transition zone projects scheduled for 2006 as compared to the transition zone projects completed in recent years.

Commenting on the increased seismic drilling backlog, James C. Eckert, Chief Executive Officer, said, “The 2006 year is shaping up to be a very active year as our backlog now tops $40 million. Additionally, in 2006 we are seeing an increased level of activity scheduled for the transition zone, our highest margin seismic drilling work. We expect this improved activity will result in higher utilization of our equipment and personnel. We anticipate this increased utilization will translate into improved profit margins in this core business segment, and ultimately result in higher shareholder value. Coupling the increased demand for our environmental and seismic units with the anticipated acquisition of Preheat, Inc., management believes 2006 is beginning to look very strong.”

OMNI’s backlog represents those seismic drilling projects for which a customer has contracted OMNI and has provided it with a scheduled start date for the project. This scheduled backlog includes seismic drilling projects in the transition zone in addition to seismic rock drilling projects. OMNI’s environmental division, historically, does not measure backlog due to the nature of its business and contracts, which are cancelable by either party with short notice.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timing of the continued rescheduling of previously posted seismic drilling projects, the timely closing and integration of the Preheat acquisition, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the Company’s filings with the Securities and Exchange Commission.